AGREEMENT OF PURCHASE AND SALE OF ASSETS

     THIS AGREEMENT OF PURCHASE AND SALE OF ASSETS is entered into as of January 21, 1998, between ORGANIC FOOD PRODUCTS, INC., a California corporation ("OFP"), and SUNNY FARMS CORP., a California corporation ("Sunny Farms"), under the following circumstances:

                                    RECITALS

     A. Sunny Farms owns and operates a natural juice and bottled water business.

     B. OFP desires to purchase certain assets from Sunny Farms, and Sunny Farms desires to sell such assets to OFP, pursuant to the terms hereof.

                                    AGREEMENT

     NOW, THEREFORE, the parties agree as follows:



1. PURCHASE AND SALE OF ASSETS
------------------------------

     1.1 Sale and Transfer of Assets. Subject to the terms and conditions set forth in this agreement and on the Closing Date, as defined in Section 1.7, Sunny Farms shall sell, assign, and deliver to OFP, and OFP shall purchase from Sunny Farms all of:

          1.1.1 Sunny Farms' Napa Valley Springs bottled water product line, the Pacific Rim fruit flavored drinks product line, the Sunny Farms packaged fruit juice product line, including, without limitation, Sunny Farms' juice and fruit flavored drinks business as to its glass, can, and plastic product lines, related inventory at the lower of cost or fair market value (wholesale price") ("Inventory"), and all related trademarks, recipes, customer lists, supplier information, records, contracts listed in Exhibit 1, goodwill, and related assets, both tangible and intangible; and

          1.1.2 The equipment listed on Exhibit 1 and such other equipment as the parties may mutually agree at or prior to the Closing (as defined in Section 1.7) (the "Equipment"). The foregoing items are referred to as the "Assets."

          1.1.3 Sunny Farms will retain its beverage base (including Sugar Sweet), fountain syrup, specialty syrup/concentrate and snacks product lines.

     1.2 Purchase Price. As payment for the Assets, OFP shall deliver the consideration as provided in this Section 1.2.

          1.2.1 Purchase Price. The base purchase price for the Assets ("the "Base Purchase Price") shall be $1,700,000 plus (i) the fair market value of the Equipment as mutually determined by the parties at or prior to the Closing, and
(ii) the lower of cost or fair market value (wholesale) of the Inventory (the "Inventory Value").

          1.2.2 Payment. At the Closing, OFP shall (i) issue 425,000 shares of its Common Stock (the "Shares") as payment for the Base Purchase Price, and (ii) pay by check for the value of the Equipment. As payment for the Inventory, (a) OFP shall assume Sunny Farms' debt obligations owing to Wells Fargo Bank, N.A. (the "Assumed Debt"), not to exceed the lesser of $700,000 or the Inventory Value, and (b) OFP shall pay any remaining amounts owing for the Inventory from the proceeds received from sales of the Inventory by OFP after OFP has received proceeds equal to the amount of the Assumed Debt, with such payments to be made by OFP within 15 days after the end of each month as to sales made during the immediately preceding month.

          1.2.3 Issuance of Additional Shares. If the average closing price of Common Stock as quoted on NASDAQ for the five (5) trading days immediately prior to August 11, 1998 (the "Adjusted Share Price"), is less than $4.00 per share, OFP shall issue additional shares as payment for the Base Purchase Price. The number of additional shares shall be determined by dividing the Base Purchase Price by the Adjusted Share Price and subtracting from that amount the 425,000 Shares issued under Section 1.2.2(i) hereof (the "Additional Shares"); provided, however, that for the purpose of calculating the Additional Shares, the Adjusted Share Price shall not be less than $3.00 per share.

          1.2.4 Registration of Shares. Promptly after August 11, 1998, OFP shall make reasonable best efforts to register the Shares and the Additional Shares with the Securities and Exchange Commission. Sunny Farms may not transfer or encumber the Shares prior to August 11, 1998, except as otherwise provided in this Agreement.

          1.2.5 Payment of Interest. OFP shall pay Sunny Farms interest on the Shares equal to 6% of the Base Purchase Price for the period commencing on the date of this Agreement and continuing through August 11, 1998 (the "Coupon Amount"). OFP shall pay the Coupon Amount in two equal installments, the first payment on August 11, 1998, and the second payment on the later of the first anniversary of the Closing Date or upon the calculation of the gross profits derived from the acquired Assets, as described in Section 4. At its Option, OFP may pay the Coupon Amount, or any portion thereof, in cash or in additional OFP Common Stock valued at the average closing price as quoted on NASDAQ for the five trading days immediately prior to August 11, 1998.


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





          1.2.6 Assumption of Liabilities. OFP agrees to assume (i) the Assumed Debt, not to exceed the lesser of $700,000 or the Inventory Value, and (ii) only those liabilities, obligations, or contracts listed on Exhibit 2. OFP shall not be liable for any of the obligations or liabilities of Sunny Farms of any kind and nature other than those specifically assumed by OFP under this paragraph.

     1.3 Allocation of Purchase Price. The purchase price of the Assets shall be paid and allocated as follows:

         Inventory ..................................................TBD
         Equipment ..................................................TBD
         Product Lines, trademarks, trade secrets
         and goodwill                                         $1,700,000

     TOTAL                                                    $1,700,000
                                                    (plus Inventory
                                     Value and value of the Equipment)

     Both parties agree to report this transaction for federal tax purposes, including the timely filing of Form 8594, in accordance with this allocation of the purchase price.

     1.4 Calculation of Inventory Value. Immediately prior to the Closing or at such time as the parties may agree, Sunny Farms and OFP shall conduct a physical count of the Inventory. OFP's outside auditors shall be permitted to audit the results of the physical count and the Inventory Value, whose reasonable determination shall control.

     1.5 Sales, Excise and Property Taxes. OFP shall pay all sales and use taxes, if any, arising out of the transfer of the Assets. Sunny Farms shall pay its portion, prorated as of the date of this Agreement, of state and local property taxes, if any, relating to the Assets. OFP shall not be responsible for any business, occupation, withholding, or similar tax, or any taxes of any kind related the acquired Assets as to any period before the date of this Agreement.

     1.6 Bulk Sales Notice. Upon the execution and delivery of this Agreement, Sunny Farms shall give notice of bulk sale in accordance with Section 6105 of the California Commercial Code.

     1.7 Closing and Closing Date. The closing (the "Closing") of the transactions set forth in this Section 1 shall occur on the later of (a) February 3, 1998, (b) the date immediately following the end of the required period for the notice of bulk sales, or (c) at such later date as the parties may otherwise agree (the "Closing Date"). The Closing shall be held at the offices of OFP.

2. OFP'S REPRESENTATIONS AND WARRANTIES
---------------------------------------

     OFP represents and warrants to Sunny Farms as follows:

     2.1 Organization, Standing, and Qualification of OFP. OFP is a corporation duly organized, validly existing, and in good standing under the laws of California and has all necessary corporate powers to own its properties and to operate its business as now owned and operated by it; and neither the ownership of its properties nor the nature of its business requires it to be qualified in any jurisdiction other than the state of its incorporation.

     2.2 Capital Structure. The authorized capital stock of OFP consists of 20,000,000 shares of common stock, of which there are 6,770,113 share outstanding (the "OFP Shares"), and 5,000,000 shares of preferred stock, of which there are no shares outstanding. All the OFP Shares are validly issued, fully paid, and nonassessable, and have been so issued in full compliance with all federal and state securities laws.

     2.3 Absence of Specified Changes. Since September 30, 1997, the date of OFP's latest quarterly financial statements filed with the SEC under form 10-QSB, there has been no:

          2.3.1 Material adverse change in the financial condition, liabilities, assets, business, or prospects of OFP taken as a whole;

          2.3.2 Destruction, damage to, or loss of any asset of OFP (whether or not covered by insurance) that materially and adversely affects the financial condition, business, or prospects of OFP;

          2.3.3 Labor trouble or other event or condition of any character materially and adversely affecting the financial condition, business, assets, or prospects of OFP; or

          2.3.4 Other event or condition of any character of which OFP has actual knowledge that has or might reasonably have a material and adverse effect on the financial condition, business, or prospects of OFP's business or the assets or properties used in the operation of OFP's business.

     2.4 Agreement Will Not Cause Breach or Violation. The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the articles of incorporation or bylaws of OFP or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which OFP is a party or by which OFP or its property is bound; (ii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of OFP; or (iii) the creation or imposition of any lien, charge, or encumbrance on any of the properties of OFP.

     2.5 Authority and Consents. OFP has the right, power, legal capacity, and authority to enter into, and perform its respective obligations under, this Agreement, and no approvals or consents of any persons are necessary in connection with it. The execution and delivery of this Agreement by OFP has been duly authorized by all necessary corporate action. This Agreement has been, and the other agreements contemplated hereby, when executed, will be duly executed and delivered by OFP and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement constitutes and, when executed, each of the other agreements contemplated hereby will constitute, a valid and binding obligation of OFP enforceable against OFP in accordance with its terms subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally from time to time and to general principles of equity.

     2.6 Full Disclosure. None of the representations and warranties made by OFP or made in any certificate or memorandum furnished or to be furnished by it or on its behalf, contains or will contain any untrue statement of a material fact, or omits any material fact the omission of which would be misleading.

3. SUNNY FARMS' REPRESENTATIONS AND WARRANTIES
----------------------------------------------

     Sunny Farms represents and warrants to OFP as follows:

     3.1 Organization, Standing, and Qualification of Sunny Farms. Sunny Farms is a corporation duly organized, validly existing, and in good standing under the laws of California and has all necessary corporate powers to own its properties and to operate its business as now owned and operated by it; and neither the ownership of its properties nor the nature of its business requires it to be qualified in any jurisdiction other than the state of its incorporation.

     3.2 Shareholders. The sole shareholder of Sunny Farms is Ellerise Company, Inc.

     3.3 Financial Statements. Sunny Farms has delivered to OFP (i) balance sheets of Sunny Farms as of December 31, 1996, and December 31, 1995, and the related unaudited statements of income and retained earnings for the 12-month periods ending on those dates, and (ii) balance sheets of Sunny Farms as of September 30, 1997, and the unaudited statements of income for the interim periods ending on such dates (the "Sunny Farms Interim Financial Statements").

     The foregoing financial statements are referred to as the "Sunny Farms Financial Statements." The Sunny Farms Financial Statements are true and correct in all material respects, have been prepared in accordance with principles consistently followed by Sunny Farms throughout the periods indicated, and fairly present the financial position of Sunny Farms as of the respective dates of the balance sheets included in the Sunny Farms Financial Statements, and the results of its operations for the respective periods indicated.

     Sunny Farms has delivered or shall deliver or make available to OFP all other financial records in its possession.

     3.4 Absence of Specified Changes. Except as set forth in the Sunny Farms Disclosure Schedule attached hereto (the "Sunny Farms Disclosure Schedule"), since September 30, 1997, there has been no:

          3.4.1 Material adverse change in the financial condition, liabilities, assets, business, or prospects of Sunny Farms taken as a whole;

          3.4.2 Destruction, damage to, or loss of any asset of Sunny Farms (whether or not covered by insurance) that materially and adversely affects the financial condition, business, or prospects of Sunny Farms;

          3.4.3 Labor trouble or other event or condition of any character materially and adversely affecting the financial condition, business, assets, or prospects of Sunny Farms;

          3.4.4 Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Sunny Farms;

          3.4.5 Revaluation by Sunny Farms of any of its assets;

          3.4.6 Sale or transfer of any asset (with a book value in excess of $25,000) of Sunny Farms, except in the ordinary course of business;

          3.4.7 Amendment or termination of any contract, agreement, or license to which Sunny Farms is a party, except in the ordinary course of business;

          3.4.8 Mortgage, pledge, or other encumbrance of any asset of Sunny Farms;

          3.4.9 Waiver or release of any right or claim of Sunny Farms, except in the ordinary course of business;

          3.4.10 Commencement or notice or threat of commencement of any civil litigation or any governmental proceeding against or investigation of Sunny Farms or its affairs;

          3.4.11 Other event or condition of any character of which Sunny Farms has actual knowledge that has or might reasonably have a material and adverse effect on the financial condition, business, or prospects of Sunny Farms's business or the assets or properties used in the operation of Sunny Farms's business; or

          3.4.12 Agreement by Sunny Farms to do any of the things described in the preceding clauses 3.4.1 through 3.4.11.

     3.5  Debts,  Obligations  and  Liabilities.   Sunny  Farms  has  no  debts,
liabilities, or obligations of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that are not set forth in the Sunny Farms Disclosure Schedule, except for routine obligations incurred in the ordinary course of business since the date of the Sunny Farms Interim Financial Statements.

     3.6 Tax Returns and Audits. Within the times and in the manner prescribed by law, Sunny Farms has filed all federal, state, and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable. There are no present disputes as to taxes of any nature payable by Sunny Farms. For any and all prior periods, whether or not disputed, Sunny Farms's provisions for taxes are adequate as reflected on the Sunny Farms Financial Statements.

     3.7 Inventory. The Inventory consists of items of a quality and quantity merchantable, usable and saleable in the ordinary course of Sunny Farms's business at normal mark-ups and none of such items is obsolete or below standard quality. All items included in the Inventory are the property of Sunny Farms. No items included in the Inventory have been pledged as collateral or are held by Sunny Farms on consignment from others. The Inventory is based on quantities determined by physical count or measurement.

     3.8 Trade Names, Trademarks, and Copyrights. To Sunny Farms's best knowledge and belief, Sunny Farms has not infringed, and is not now infringing, on any trade name, trademark, service mark or copyright belonging to any other person, firm, or corporation. A schedule of all trade names, trademarks, service marks and copyrights and their registrations, owned by Sunny Farms and used in its business related to the Assets and in which it has any rights or licenses, together with a brief description of each, is set forth in the Sunny Farms Disclosure Schedule. Except as set forth in that schedule, Sunny Farms is not a party to any license, agreement or arrangement, whether as licensor, licensee or otherwise, with respect to any trademarks, service marks, trade names and copyrights necessary for Sunny Farms' business as now conducted by it (including without limitation those listed in that schedule), and that use does not, and will not, conflict with, infringe on or otherwise violate any rights of others.

     3.9 Title to Assets. Sunny Farms has good and marketable title to the Assets, whether personal, mixed, tangible, or intangible. All of the Assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for the lien of current taxes not yet due and payable. and those exceptions disclosed in the Sunny Farms Disclosure Schedule. All tangible personal property included in the Assets is in good operating condition and repair, ordinary wear and tear excepted.

     3.10 Insurance Policies. Sunny Farms has maintained and now maintains (i) insurance on all the assets and business of Sunny Farms of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure. Sunny Farms is not in default with respect to payment of premiums on any such policy. Except as set forth in the Sunny Farms Disclosure Schedule, no claim is pending under any such policy.

     3.11 Other Contracts. Except for the agreements listed in the Sunny Farms Disclosure Schedule, copies of which agreements have been furnished or made available to OFP, Sunny Farms is not a party to, nor is its property bound by, any distributor's, manufacturer's representative or agency agreement, any co-packing agreement, and purchase agreement for raw materials, or any agreement not entered into in the ordinary course of business, any indenture, mortgage, deed of trust, lease, or any agreement that is unusual in nature, duration, or amount (including, without limitation, any agreement requiring the performance by Sunny Farms of any obligation for a period of time extending beyond one year from the date hereof or calling for consideration of more than $10,000. There is



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


no default or event that with notice or lapse of time, or both, would constitute a default by any party to any of these agreements. Sunny Farms has received no notice that any party to any of these agreements intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements. Sunny Farms is not a party to, nor is it or its property bound by, any agreement that is materially adverse to Sunny Farms's business, properties, or financial condition.

     3.12 Compliance With Laws. To Sunny Farms's best knowledge and belief, and except as set forth in the Sunny Farms Disclosure Schedule, Sunny Farms has complied with and is not in violation of applicable federal, state, or local statutes, laws, and regulations the noncompliance or violation of which would have a material adverse effect on their properties or the operation of the business of Sunny Farms.

     3.13 Litigation. There is no suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending, or, to the best knowledge of Sunny Farms, threatened against or affecting Sunny Farms or its business, assets, or financial condition, except as set forth in the Sunny Farms Disclosure Schedule. Sunny Farms is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. Sunny Farms is not presently engaged in any legal action to recover moneys due to it or damages sustained by it.

     3.14 Agreement Will Not Cause Breach or Violation. The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the articles of incorporation or bylaws of Sunny Farms or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Sunny Farms is a party or by which Sunny Farms or its property is bound; (ii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Sunny Farms; or (iii) the creation or imposition of any lien, charge, or encumbrance on any of the properties of Sunny Farms.

     3.15 Authority and Consents. Sunny Farms has the right, power, legal capacity, and authority to enter into, and perform its obligations under this Agreement, and no approvals or consents of any persons are necessary in connection with it. The execution and delivery of this Agreement by Sunny Farms has been duly authorized by all necessary corporate action. This Agreement has been, and the other agreements contemplated hereby, when executed, will be, duly



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


executed and delivered by Sunny Farms and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement constitutes and, when executed, each of the other agreements contemplated hereby will constitute, a valid and binding obligation of Sunny Farms enforceable against Sunny Farms in accordance with its terms subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally from time to time and to general principles of equity.

     3.16 Interest in Customers, Competitors and Suppliers. Neither Sunny Farms nor any officer, director, or employee has any direct or indirect interest in any competitor or supplier of Sunny Farms.

     3.17 Full Disclosure. None of the representations and warranties made by Sunny Farms or made in any certificate or memorandum furnished or to be furnished by it, or on its behalf, contains or will contain any untrue statement of a material fact, or omits any material fact the omission of which would be misleading.

4. WARRANTY OF GROSS PROFITS
----------------------------

     4.1 Warranty. Sunny Farms warrants to OFP that the business derived from the Assets will generate a minimum of $935,000.00 in gross profits (as defined in Section 4.2) during the one-year period commencing on the Closing Date. The business derived from the Assets includes (i) sales of items in the Sunny Farms' Napa Valley Springs bottled water product line, the Pacific Rim fruit flavored drinks product line, and the Sunny Farms packaged fruit juice product line, including, without limitation, Sunny Farms' juice and fruit flavored drinks business as to its glass, can, and plastic product lines, to existing customers of Sunny Farms and to OFP customers, and (ii) sales of other OFP products to existing Sunny Farms customers who are not now or were not previously OFP customers or to new customers brought in after the Closing Date primarily through the efforts of Jose Gatchalian or Roy Gatchalian.

     4.2 Definition of Gross Profits. For purposes of this Section 4, gross profits shall mean net revenues derived from the Assets pursuant to Section 4.1, less raw material costs, brokerage fees, a pre-determined amount for co-packing fees for items produced by a co-packer, an amount equal to the pre-determined co-packing fees as a reasonable overhead amount for all items produced by OFP, and freight.

     4.3 Remedies for Breach of  Warranty.  OFP's  remedies for a breach of this
Section 4 shall be limited as follows: If gross profits derived from the acquired Assets are less than $935,000.00 during the one-year period commencing



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



on the Closing Date, the Base Purchase Price shall be adjusted downward such that Sunny Farms shall return to OFP for cancellation a portion of the Escrowed Stock, determined by multiplying the number of shares of Escrowed Stock (as defined in Section 9.3) by a fraction, the numerator of which is the actual gross revenues for such one-year period, and the denominator of which is $935,000.00. Sunny Farms will also forfeit the Coupon Amount for such cancelled shares. For example, if actual gross profits derived from the acquired Assets is only $467,000.00 during such one-year period, Sunny Farms will return to OFP for cancellation 50% of the Escrowed Stock and will forfeit the applicable Coupon Amount relating to that stock.

     4.4 Conduct of Business by OFP. If OFP makes any substantial change in the nature or scope of business as to the acquired Assets during the one-year period after the Closing Date, an appropriate adjustment shall be made to the required threshold set forth in Section 4.1.

5. CONDUCT OF BUSINESS PRIOR TO CLOSING
---------------------------------------

     Prior to the Closing, Sunny Farms shall (a) carry on its business and activities diligently and in substantially the same manner as they previously have been carried out, and shall not make or institute any unusual or novel methods of purchase, sale, management, accounting, or operation that will vary materially from those methods used by Sunny Farms as of the date of this Agreement, (b) use its best efforts to preserve its business relationships with suppliers, customers, and others.

6. CONDITIONS PRECEDENT TO OFP'S OBLIGATION TO CLOSE
----------------------------------------------------

     OFP's obligation to consummate the transactions hereunder is subject to the satisfaction, on or before the Closing Date, of the following conditions:

     6.1 Performance of Acts and Undertaking of Sunny Farms. Each of the acts and undertakings of Sunny Farms to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed.

     6.2 Certified Resolutions of Sunny Farms. Sunny Farms shall deliver to OFP herewith certified copies of resolutions duly adopted by the board of directors of Sunny Farms and Ellerise Company, Inc., authorizing and approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement.

     6.3 Consents and Releases. Sunny Farms shall deliver to OFP as necessary to permit consummation of this transaction (a) all consents of other parties to any Sunny Farms agreements, and (b) all releases of security interests as to the acquired Assets.

     6.4 Employment Agreements. Jose Gatchalian and Roy Gatchalian shall execute and deliver Employment Agreements in form and substance satisfactory to the parties.

     6.5 Noncompetition Agreement. Jose Gatchalian, Roy Gatchalian, Sunny Farms, and Ellerise Company, Inc., shall execute and deliver a Noncompetition Agreement in form and substance satisfactory to the parties.

     6.6 Continued Accuracy of Sunny Farms' Representations and Warranties. All of the representations and warranties of Sunny Farms contained in this Agreement and in Sunny Farms' Disclosure Schedule shall be true in all material respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of that date; and OFP shall have received at the Closing a certificate, dated the Closing Date and executed by the president of Sunny Farms, containing a representation and warranty to that effect.

     6.7 Trademark Assignments. Sunny Farms shall execute and deliver to OFP Assignments of Trademark in form and substance satisfactory to OFP as to the Sunny Farms, Napa Valley Springs, and Pacific Rim trademarks.

7. CONDITIONS PRECEDENT TO SUNNY FARMS' OBLIGATION TO CLOSE
-----------------------------------------------------------

     Sunny Farms' obligation to consummate the transactions hereunder is subject to the satisfaction, on or before the Closing Date, of the following conditions:

     7.1 Performance of Acts and Undertaking of OFP. Each of the acts and undertakings of OFP to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed.

     7.2 Certified Resolutions of OFP. OFP shall deliver to Sunny Farms a copy, certified by OFP's secretary, of a resolution or resolutions duly adopted by OFP's board of directors authorizing and approving this Agreement.

     7.3 Employment Agreements. OFP shall execute and deliver the Employment Agreement with Jose Gatchalian and Roy Gatchalian in form and substance satisfactory to the parties.

8. TERMINATION RIGHTS
---------------------

     Either party may on the Closing Date terminate this Agreement, without liability to the other:

     8.1 If any bona fide action or proceeding shall be pending against either party on the Closing Date that could result in an unfavorable judgment, decree, or order that would prevent or make unlawful the carrying out of this Agreement;

     8.2 If the other party materially defaults in the due and timely performance of any of its representations, warranties, covenants, or agreements under this Agreement, provided that the nondefaulting party gives notice to the defaulting party of the default; or

     8.3 If OFP determines  that the business of Sunny Farms has been materially
and  adversely  affected,  whether  by  reason  of  changes,   developments,  or
operations in the ordinary course of business.

9. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND INDEMNITIES
-----------------------------------------------------------

     The representations, warranties, and indemnities included or provided for in this Agreement or in any Schedule or certificate or other document delivered pursuant to this Agreement shall survive the date hereof for a period of 15 months. No claim may be made under this Section 9 unless written notice of the claim is given within such 15-month period.

     9.1 Indemnification by Sunny Farms. Sunny Farms shall indemnify, defend, and hold OFP harmless, from and against any and all losses, liabilities, costs, expenses, damages, actions, claims, demands, and causes of action, including but not limited to attorneys fees, that were caused by, arose as a result of, or arose with respect to:

          9.1.1 Any inaccuracy in any representation or warranty or any breach of any warranty of Sunny Farms under this Agreement or any Schedule, certificate, instrument, or other document delivered pursuant to this Agreement; or

          9.1.2 Any failure of Sunny Farms duly to perform or observe any term, provision, covenant, or agreement to be performed or observed by Sunny Farms pursuant to this Agreement, and any item included in the Sunny Farms Disclosure Schedule, certificate, agreement, or other document entered into or delivered pursuant to this Agreement, whether such losses were known or unknown to Sunny Farms. All claims under this provision for indemnity shall be made within the time period and in the manner provided for in this Section 9.

     9.2 Indemnification by OFP. OFP shall indemnify, defend, and hold Sunny Farms harmless, from and against any and all losses, liabilities, costs, expenses, damages, actions, claims, demands, and causes of action, including but not limited to attorneys fees, that were caused by, arose as a result of, or arose with respect to:

          9.2.1 Any inaccuracy in any representation or warranty or any breach of any warranty of OFP under this Agreement or any Schedule, certificate, instrument, or other document delivered pursuant to this Agreement; or

          9.2.2 Any failure of OFP duly to perform or observe any term, provision, covenant, or agreement to be performed or observed by Sunny Farms pursuant to this Agreement, and any disclosure schedule, certificate, agreement, or other document entered into or delivered pursuant to this Agreement, whether such losses were known or unknown to OFP. All claims under this provision for indemnity shall be made within the time period and in the manner provided for in this Section 9.

     9.3 Pledge Agreement. Upon the execution and delivery of this Agreement, Sunny Farms shall pledge 212,500 shares of OFP stock issued to it under this Agreement, and upon the issuance of Additional Shares, if any, under Section 1.2.3, one-half of such shares (collectively, the "Escrowed Stock"), as security for Sunny Farms' obligations under Section 9.1. At the Closing, Sunny Farms shall execute and deliver to OFP a Pledge Agreement in form and substance satisfactory to the parties.

     9.4 Offset. Any claim by OFP for indemnity under Section 9.1 properly made may be offset against OFP's obligation to pay the Inventory Value under Section 1.2.2(ii)(b).

10. PUBLIC ANNOUNCEMENT
-----------------------

     Neither Sunny Farms nor OFP, without the consent of the other, shall make any public announcement or issue any press release with respect to this Agreement or the transactions contemplated by it, which consent shall not be unreasonably withheld.

11. GOVERNING LAW; SUCCESSORS AND ASSIGNS; COUNTERPARTS; ENTIRE AGREEMENT
-------------------------------------------------------------------------

     This Agreement (a) shall be construed under and in accordance with the laws of the State of California; (b) shall be binding on and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns; (c) may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts shall have been signed by each of the parties and delivered to Sunny Farms and OFP; and (d) embodies the entire agreement and understanding, superseding all prior agreements and understandings between OFP and Sunny Farms relating to the subject matter of this Agreement.

12. NOTICES
-----------

     All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

     To OFP:                Organic Food Products, Inc.
                            550 Monterey Road
                            Morgan Hill, CA 95003
                            Attn: Floyd Hill

     To Sunny Farms:        Sunny Farms Corp.
                            2400 Florida Avenue
                            Richmond, CA 94804
                            Attn: Jose A. Gatchalian

     Either party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

13. AMENDMENTS
--------------

     This Agreement may be amended only by the written agreement of the parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                            ORGANIC FOOD PRODUCTS, INC.,
                                            a California corporation


                                            By: /s/  Floyd Hill
                                               ---------------------------------
                                               Floyd Hill, Chief Executive
                                               Officer

                                                                           "OFP"


                                            SUNNY FARMS CORP.,
                                            a California corporation


                                            By: /s/  Jose A. Gatchalian
                                               ---------------------------------
                                               Jose A. Gatchalian, President

                                                                   "Sunny Farms"

                                    EXHIBITS


         Exhibit           Description
         -------           -----------
            1.             Purchased Assets
            2.             Assumed Liabilities

                                    EXHIBIT 1

                                PURCHASED ASSETS

Contracts: Section 7.4 of the Agreement for Purchase and Sale of Assets between Sunny Farms and California Bottling Company, Inc. ("CBC"), subject to CBC's consent.

Equipment:  To be determined

                                    EXHIBIT 2

                               ASSUMED LIABILITIES

Obligation of Sunny Farms under Section 7.4 and Article 8 of the Agreement for Purchase and Sale of Assets between Sunny Farms and California Bottling Company, Inc. ("CBC"), provided CBC consents to any such assignment.

                         SUNNY FARMS DISCLOSURE SCHEDULE


Section 3.4.6 and 3.4.12
------------------------
     California Bottling has an option to buy the Napa Valley Springs trademark and business until November, 1998.

     Sunny Farms is selling its Calistoga property and its equipment located at its Richmond plant that is not required in the production of ready-to-drink juices.

Section 3.5
-----------
     Sunny Farms has continuing financial and marketing agreements with Sugar Sweet until November, 1998, and Integrated Food until April, 1998.

     Sunny Farms has a lease for its warehouse and production facility in Richmond with Berkeley Land and a lease with Hans and _____ Shaper.

     Sunny Farms has a line of credit with Wells Fargo Bank, secured by receivables, inventory and some fixed assets.

     Sunny Farms has been sued by Coca Cola alleging that Sugar Sweet has infringed on its patents and trademarks.

     Sunny Farms has unsecured debt with Lega___ Resources, Inc.

Section 3.8
-----------
     The registered trademarks include Sunny Farms, Napa Valley Springs and Pacific Rim.

Section 3.9
-----------
     Wells Fargo Bank has a security interest in receivables, inventory and some fixed assets.

Section 3.11
------------
     Other contracts not included elsewhere in this Disclosure Statement include co-packer contracts with H.A. Rider and California Bottling.

Section 3.13
------------
     Sunny Farms has been sued by Coca Cola alleging that Sugar Sweet has infringed on its patents and trademarks.